Exhibit 23.3

RP® FINANCIAL, LC.

Serving the Financial Services Industry Since 1988
March 5, 2010
Boards of Directors
Oritani Financial Corp., MHC
Oritani Financial Corp.
Oritani Bank
370 Pascack Road
Township of Washington, New Jersey 07676
Members of the Boards:
     We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and Application H-(e)1-s for Oritani Financial Corp., MHC, and in the Form S-1 Registration Statement for Oritani Financial Corp., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Oritani Financial Corp.

Sincerely,

/s/ RP FINANCIAL, LC.
RP FINANCIAL, LC.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com